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                                                                      EXHIBIT 3a


                              HUBBELL INCORPORATED
                              (A Stock Corporation)
                      Restated Certificate of Incorporation
                      (By Action of the Board of Directors)

FIRST:  That the name of the corporation is Hubbell Incorporated.

SECOND: That said corporation shall be located in the Town of Orange, County of New Haven, in the State of Connecticut, or any other place the Board of Directors shall determine.

THIRD: That the nature of the business to be transacted, and the purposes to be promoted or carried out, by said corporation are as follows:

To manufacture, buy, sell, own and deal in machinery, tools, machine screws, electrical goods, supplies, apparatus, devices and fixtures of every character, material and description, and to buy, sell, own, and deal in letters patent and rights and licenses under letters patent, necessary or convenient for the prosecution of its business, and to grant rights and licenses to others under letters patent which may be owned by said corporation, and to buy, sell, mortgage, own and deal in such real estate as may be necessary or convenient for the prosecution of its business, and to engage in any other lawful business permitted under the laws of the State of Connecticut, and generally to do all things necessary or convenient for the prosecution of its business, and the proper conduct and management thereof.

FOURTH: A. The total number of shares of the capital stock of this corporation hereby authorized is 205,891,097 divided into 5,891,097 shares of Preferred Stock without par value, 50,000,000 shares of Class A Common Stock of the par value of $0.01 each, and 150,000,000 shares of Class B Common Stock of the par value of $0.01 each.

         B. Except as may otherwise be provided by law, the holders of record of Class A and Class B Common Stock shall vote as a single class, and the holder of record of each issued and outstanding share of Class A Common Stock shall be entitled to have 20 votes and the holder of record of each issued and outstanding share of Class B Common Stock shall be entitled to have one vote, upon all matters brought before any meeting of the stockholders of the corporation. In all other respects, whether as to dividends or upon liquidation, dissolution or winding up of the affairs of the corporation, or otherwise, the holders of record of the Class A Common Stock and the holders of record of the Class B Common Stock shall have identical rights and privileges on the basis of the number of shares held except that stock dividends may be declared and paid on shares of Class A Common Stock in whole or in part in shares of Class B Common Stock.

         C. No holder of stock of the corporation of any class shall have any preemptive or other rights to subscribe to or purchase any new or additional or increased shares of stock of this corporation of any class or any scrip, rights, warrants, bonds or other obligations, security or evidences of indebtedness, whether or not convertible into or exchangeable for, or shall claim rights to purchase or otherwise acquire, shares of stock of the corporation of any class.

         C.1 The corporation may, to the extent of its unreserved and unrestricted capital surplus, (a) make distributions of cash or property to its shareholders with respect to its outstanding shares or any


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thereof, and (b) make purchases and permit conversions of its own shares for cash, securities or other property.

         D. The Preferred Stock may be issued from time to time in series and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be of equal rank and shall be identical except as expressly determined by the Board of Directors pursuant to this paragraph FOURTH. The Board of Directors is hereby expressly vested with authority to fix and determine the variations as among such series. Except as otherwise provided by law, the foregoing authority shall include without limitation with respect to each such series authority to fix and determine the number of shares thereof, the dividend rate, whether dividends shall be cumulative and, if so, from which date or dates, voting rights, liquidation rights, the redemption price or prices, if any, and the terms and conditions of the redemption, any sinking fund provisions for the redemption or purchase of shares of the series, and the terms and conditions on which the shares are convertible into Class A Common Stock or Class B Common Stock, or both, if they are convertible; provided, however, that all shares of Preferred Stock shall constitute one and the same class, and shall be of equal rank, regardless of series, in respect of the payment of dividends and distributions in liquidation. Before the issuance of shares of Preferred Stock any provision of which is fixed by the Board of Directors as hereinbefore set forth, the Board of Directors shall by its Resolution amend the Certificate of Incorporation as required by Section 33-666 of the Connecticut General Statutes.

FIFTH: That the amount of capital with which this corporation shall commence business is one hundred thousand dollars.

SIXTH: That the duration of the corporation is unlimited.

SEVENTH: The personal liability of any Director to the corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the Director, (b) enable the Director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the Director to the corporation under circumstances in which the Director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation,
(d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the corporation, or (e) create liability under Section 33-757 of the Connecticut General Statutes. This provision shall not limit or preclude the liability of a Director for any act or omission occurring prior to the date this provision becomes effective. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the corporation shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

EIGHTH: The corporation shall, to the fullest extent permitted by law, indemnify its Directors from and against any and all of the liabilities, expenses and other matters referenced in or covered by the Connecticut Business Corporation Act. In furtherance and not in limitation thereof, the corporation shall indemnify each Director for liability, as defined in subsection (5) of Section 33-770 of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a Director, except liability that (i) involved a knowing and culpable violation of law by the Director, (ii) enabled the Director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) showed a lack of good faith and conscious disregard for the duty of the Director to the corporation under circumstances in which the Director was aware that his conduct


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or omission created an unjustifiable risk of serious injury to the corporation,
(iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the corporation, or (v) created liability under Section 33-757 of the Connecticut General Statutes; provided that nothing in this sentence shall affect the indemnification of or advance of expenses to a Director for any liability stemming from acts or omissions occurring prior to the effective date of this Paragraph EIGHTH.

         The corporation shall indemnify each officer of the corporation who is not a Director, or who is a Director but is made a party to a proceeding in his capacity solely as an officer, to the same extent as the corporation is permitted to provide the same to a Director, and may indemnify such persons to the extent permitted by Section 33-776 of the Connecticut General Statutes.

         The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

         B. Expenses incurred by a Director or officer of the corporation in defending a civil or criminal action, suit or proceeding shall be paid for or reimbursed by the corporation to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall be ultimately determined that such Director or officer is not entitled to be indemnified by the corporation.

         C. The corporation may indemnify and pay for or reimburse the expenses of employees and agents not otherwise entitled to indemnification pursuant to this Paragraph EIGHTH on such terms and conditions as may be established by the Board of Directors.

         D. No amendment to or repeal of this Paragraph EIGHTH shall apply to or have any effect on the indemnification of any Director, officer, employee or agent of the corporation for or with respect to any acts or omissions of such Director, officer, employee or agent occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligations of the corporation to pay for or reimburse in advance expenses incurred by a Director, officer, employee or agent of the corporation in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.

         NINTH: References in this Restated Certificate of Incorporation to sections of the Connecticut General Statutes shall be deemed to include amendments adopted form time to time to such sections and shall further be deemed to include any successor sections thereto.


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